Exhibit 99

Cascade Financial Corporation                   The Cereghino Group
Contacts: Lars Johnson                          Corporate Investor Relations
          Chief Financial Officer               Becky Pendleton Reid
          425.339.5500                          206.762.0993
          www.cascadebank.com                   www.stockvalues.com


         CASCADE FINANCIAL FIRST QUARTER PROFITS INCREASE 25%
         ----------------------------------------------------
       ASSET QUALITY REMAINS STRONG AS BUSINESS PORTFOLIO EXPANDS
       ----------------------------------------------------------

Everett, WA - April 22, 2003 - Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, today reported record profits for the first quarter of 2003, as business lending expanded 22% and revenues grew 12%. Net income rose 25% to $2.3 million, or $0.34 per diluted share, compared to $1.8 million, or $0.28 per diluted share for the same quarter last year.

"We launched 2003 with our tenth consecutive quarter of record earnings, fueled by strong commercial business growth and continuing solid asset quality," said Carol K. Nelson, President and CEO. "We have built a first-class commercial banking team, and our branch and service expansion activities are helping us gain market share and generate strong profits. Our strong first quarter performance puts us well on the way to achieving our stated goals of growing earnings per share by 10% to15% annually."

The Puget Sound economy continues to underperform the nation, impacted by the residual affects of the recession, deployment of approximately 20,000 troops and layoffs in the aerospace and high-tech sectors. "We anticipate the local economy will continue to present a challenge through the balance of 2003. While the local business lending climate is growing increasingly competitive, we believe our strong business banking team and enhanced service delivery is the reason for our continuing success in the local market," Nelson noted.

Cascade Financial Corporation will review 2002 results and 2003 initiatives at its Annual Shareholders' Meeting on Tuesday, May 6, at 6:30 p.m. at the Everett Golf & Country Club. All current shareholders and interested investors are invited to meet members of the Cascade Bank team and learn more about the company.

First Quarter 2003 Financial Highlights
---------------------------------------
(Quarter ended 3/31/03 compared to 3/31/02)

* Net income increased 25% to $2.3 million, or $0.34 per diluted share.
* Return on average equity increased to 16.2%, compared to 15.3% in 1Q02.
* Return on average assets grew to 1.13% from 0.98% in the first quarter a year ago.
* Deposits grew 22% to $536 million at March 31, 2003.
* Business loans accounted for 27% of the total loan portfolio compared to 22% a year ago.
* Allowance for loan losses grew to 1.28% of total loans from 1.15% a year ago.
* Asset quality remained strong with nonperforming loans just 0.23% of total loans.

March 31 Quarterly Operating Results
------------------------------------

Revenues (net interest income before provision for loan losses plus non-interest income) grew 12% to $8.3 million, compared to $7.4 million in the first quarter of 2002. Net interest income grew 4% to $6.7 million from $6.5 million in the first quarter a year ago. The provision for loan losses decreased to $375,000 from $700,000 in the March quarter a year ago due to the continuing strong performance of the loan portfolio. Net interest income after loan loss provision increased 10% to $6.4 million in the first quarter, compared to $5.8 million a year ago.

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
Cascade Financial Reports Record 1Q03 Profits
April 22, 2003
Page Two

The current low interest rate environment led to loan refinancing and modifications, as well as calls on investment securities and accelerated repayments, and resulted in a 78 basis points (bp) drop in the yield on earning assets. That drop was partially offset by a 65 bp drop in the bank's cost of funds. The lower spread combined with the purchase of $10 million of bank owned life insurance (BOLI), which replaces interest income with non-interest income, resulted in a small decline in our net interest margin (NIM). NIM was 3.38% during the quarter compared to 3.46% in the first quarter of 2002.

Other (non-interest) income in the first quarter of 2003 increased 66% to $1.6 million from $1.0 million in the first quarter last year, while operating (non-interest) expenses increased 16% to $4.6 million from $4.0 million in the first quarter of 2002. The largest increase in operating expenses was a net increase in advance prepayment fees of $337,000. Salaries and employee benefits increased 16%, reflecting the new branch opened last November and the new service center launched in January. "We continue to invest in our branch network and our service delivery capacity to provide a differentiated service level and foster customer loyalty," Nelson noted. "Our customers love our centralized service center that is intended to ensure every call is answered by an individual and that no one is ever trapped in endless voicemail loops."

Cascade's first quarter efficiency ratio was 55.1% compared to 53.5% in the first quarter a year ago. Federal Home Loan Bank (FHLB) prepayment fees increased expenses during the quarter and also added about five percentage points to the efficiency ratio. Cascade's first quarter return on equity rose to 16.16% from 15.33% in the first quarter a year ago and its return on average assets improved to 1.13% from 0.98% a year ago.

Credit Quality
--------------

"The loan portfolio continues to show solid credit quality, with nonperforming loans to total loans remaining at a very modest 23 basis points and nonperforming assets to total assets at an even more modest 19 bp," Johnson noted. With $14,000 in net recoveries in the quarter, the allowance for loan losses increased to $7.3 million, or 1.28% of total loans and 551% of nonperforming loans at the end of the quarter. At March 31, 2002, the allowance for loan losses totaled $6.5 million, or 1.15% of total loans and 234% of nonperforming loans.

Asset Management
----------------

Total assets increased 9% to $832 million at March 31, 2003, compared to $764 million a year ago. Investment securities increased to $236 million from $167 million a year ago. The growth in the investment portfolio, which consists of Government Agency bonds and mortgage-backed securities, continued to offset reductions in the residential loan portfolio.

"At the end of 2002, we invested $10 million in BOLI, a universal life insurance program that provides tax deferred income and employee benefits," Johnson said. "The insurance products are highly rated, provide very competitive yields for the bank, and offer an attractive benefit for senior managers and key employees."

"The resources we've devoted to building our commercial banking team continue to generate strong growth in total commercial lending," Nelson stated. At March 31, 2003, commercial lending, including commercial real estate, business lending and real estate construction, grew 19% to $309 million or 55% of total loans, compared to $260 million or 46% of the total loan portfolio a year ago. While residential loan originations were up over 80%, we chose to sell most of these loans into the secondary market, which contributed to non-interest income. In keeping with our strategy of selling 15 and 30 year (fixed-rate) originations, residential loans declined to $120 million, or 21% of total loans at quarter end, compared to $143 million or 25% of total loans a year ago."

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
Cascade Financial Reports Record 1Q03 Profits
April 22, 2003
Page Three

                                           Percent of Portfolio
Types of Loans                    March 31,     December 31,     March 31,
                                    2003            2002            2002
                                  ----------------------------------------
Business                            27.1%            25.6%          22.3%
Real Estate Construction (net)      15.6%            15.1%          12.7%
Commercial Real Estate              11.8%            11.4%          11.0%
                                  ----------------------------------------
  Total Commercial                  54.5%            52.1%          46.0%
Home Equity and Consumer             7.8%             8.9%           9.8%
Residential                         21.1%            22.0%          25.3%
Multifamily                         16.6%            17.0%          18.9%
                                  ----------------------------------------
Total Loans                        100.0%           100.0%         100.0%


Liabilities and Capital Management
----------------------------------

Cascade's deposits at the end of the first quarter increased 22% from a year ago to $536 million, as the bank's very effective branch network continued to bring in deposits from new and existing customers. Low-cost deposit growth led to a 12% reduction in FHLB advances, which were $192 million at March 31, 2003 compared to $219 million a year ago.

Stockholders' equity was $58 million, or $8.97 per share, at March 31, 2003, up 19% from $49 million, or $7.82 per share, at March 31, 2002. Capital ratios continue to be above the well-capitalized guidelines established by regulatory agencies. The corporation's Tier 1 capital/asset ratio, which includes trust preferred securities, at quarter-end was 8.15% compared to 7.79% a year ago.

About Cascade Financial
-----------------------

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Snohomish County, Washington. Cascade's vision is to be the preferred community bank whose employees build relationships to deliver financial solutions with exceptional service. The bank has been locally managed for more than 87 years and has an "Outstanding" Community Reinvestment Act rating for serving the credit needs of the local community. Cascade Bank operates 15 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, and Bellevue.

The company will host a conference call on April 23, 2003, at 10:00 a.m. PDT, (1:00 p.m. EDT). To access the call, please visit www.cascadebank.com.

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economic recession on small business loan demand in the Puget Sound area, loan delinquency rates, the bank's ability to continue to attract quality commercial business, interest rate movements, changes in the demographic make-up of the Company's market, fluctuation in demand for the Company's products and services, the Company's ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

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
Cascade Financial Reports Record 1Q03 Profits
April 22, 2003
Page Four

            CASCADE FINANCIAL CORPORATION FINANCIAL HIGHLIGHTS

                                                 Three Months Ended
INCOME STATEMENT                         March 31,   December 31,   March 31,
                                           2003         2002           2002
                                       -----------   -----------   -----------
                                       (Unaudited)   (Unaudited)   (Unaudited)
                                     ($ in thousands, except per share amounts)

Total interest income                 $   12,748      $   13,051   $   13,373
Total interest expense                     6,018           6,352        6,919
                                       ---------       ---------    ---------
Net interest income before
  provision for loan losses                6,730           6,699        6,454
Provision for loan losses                    375             400          700
                                       ---------       ---------    ---------
Net interest income after
  provision for losses                     6,355           6,299        5,754
Non-interest income
  Gain on sale of loans	                      205             310          118
  Gain on sale of securities                 765             157           33
  Service fees                               425             389          402
  Gain on sale of real estate                 41              76          376
  Bank owned life insurance                  148              86            8
  Other                                       31              10           35
                                       ---------       ---------    ---------
Total non-interest income                  1,615           1,028          972
Non-interest expense
  Salary and employee benefits             2,485           2,160        2,141
  Occupancy                                  613             593          602
  Data processing                             71              69           60
  Marketing                                  111             156           80
  Other non-interest expenses                872           1,057          987
  Debt prepayment fees                       442              79          105
                                       ---------       ---------    ---------
Total non-interest expense                 4,594           4,114        3,975
Income before Federal income taxes         3,376           3,213        2,751
Federal income taxes                       1,072           1,058          903
                                       ---------       ---------    ---------
Net earnings                          $    2,304      $    2,155   $    1,848
                                       =========       =========    =========
Earnings per share, basic             $     0.35      $     0.33   $     0.29
Earnings per share, diluted           $     0.34      $     0.32   $     0.28

Weighted average basic shares
  outstanding                          6,499,663       6,473,519    6,296,989
Weighted average diluted shares
  Outstanding                          6,701,693       6,656,623    6,529,829

PERFORMANCE MEASURES
Return on equity                           16.16%          15.47%       15.33%
Return on average assets                    1.13%           1.07%        0.98%
Efficiency ratio                           55.05%          53.24%       53.53%
Net interest margin                         3.38%           3.41%        3.46%
Total yield on earning assets               6.44%           6.62%        7.22%
Total cost of funds                         3.36%           3.56%        4.01%
Net interest spread                         3.08%           3.06%        3.21%

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
Cascade Financial Reports Record 1Q03 Profits
April 22, 2003
Page Five

            CASCADE FINANCIAL CORPORATION FINANCIAL HIGHLIGHTS


BALANCE SHEET                            March 31,   December 31,   March 31,
                                           2003         2002           2002
                                       -----------   -----------   -----------
                                       (Unaudited)    (Audited)    (Unaudited)

Cash and due from banks                 $ 10,154        $  9,640     $  8,384
Interest bearing deposits                    969          10,955       14,990
Investment securities                    235,927         208,975      166,719
Total Loans
  Business                               153,615         142,273      125,970
  R/E Construction                        88,402          84,229       72,119
  Home Equity and Consumer Loans          44,416          49,331       55,667
  Commercial Real Estate                  67,028          63,108       62,239
  Residential                            119,701         122,561      142,902
  Multifamily                             94,341          94,245      106,900
                                         -------         -------      -------
Total loans                              567,503         555,747      565,797
Deferred loan fees                        (2,257)         (2,198)      (2,387)
Allowance for loan losses                 (7,261)         (6,872)      (6,533)
                                         -------         -------      -------
Loans, net                               557,985         546,677      556,877
Premises and equipment                     9,014           9,261        8,378
Bank Owned Life Insurance                 10,754          10,619          546
Other assets                               6,827           8,026        7,990
                                         -------         -------      -------
  Total assets                          $831,630        $804,153     $763,884
                                         =======         =======      =======
Liabilities
Deposits
  Checking accounts                     $ 54,092        $ 54,570     $ 49,316
  Savings & money market accounts        118,174         113,951      117,074
  Certificates of deposit                363,340         341,329      274,316
                                         -------         -------      -------
Total Deposits                           535,606         509,850      440,706
FHLB advances                            192,000         197,500      218,500
Securities sold under
  agreement to repurchase                 25,906          20,569       36,635
Accrued expenses and other liabilities     9,823           9,594        8,940
                                         -------         -------      -------
  Total liabilities                      763,335         737,513      704,781
                                         -------         -------      -------
Trust preferred securities                10,000          10,000       10,000

Stockholders' equity
  Common stock & paid-in capital          11,750          11,548       10,872
  Retained earnings                       47,416          45,438       39,862
  Treasury Stock                          (1,355)         (1,347)      (1,225)
  Accumulated comprehensive gain (loss)      484           1,001         (406)
                                         -------         -------      -------
  Total stockholders' equity              58,295          56,640       49,103
                                         -------         -------      -------
  Total Liabilities and equity          $831,630        $804,153     $763,884
                                         =======         =======      =======

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
Cascade Financial Reports Record 1Q03 Profits
April 22, 2003
Page Six

            CASCADE FINANCIAL CORPORATION FINANCIAL HIGHLIGHTS

OTHER FINANCIAL HIGHLIGHTS

                                           At or for the three months ended
                                         March 31,   December 31,   March 31,
                                           2003         2002           2002
                                       -----------   -----------   -----------
                                     ($ in thousands, except per share amounts)
Book value per common share             $   8.97        $   8.74     $   7.82
Capital/asset ratio (Tier 1)                8.15%           8.16%        7.79%
Average assets                           824,425         803,382      763,385
Average earning assets                   798,937         783,950      747,341
Average equity                            57,756          55,313       48,688

ASSET QUALITY

Non-performing loans                    $  1,317        $    956     $  2,793
Allowance for loan losses                  7,261           6,872        6,532
Net quarterly charge-offs (recoveries)       (14)            387          472
Non-performing loans/total loans            0.23%           0.17%        0.49%
Allowance for loan losses/total loans       1.28%           1.24%        1.15%
Allowance for loan losses/
  non-performing loans                       551%            719%         234%
Real estate owned                            231             461          854
Non-performing assets/total assets          0.19%           0.18%        0.48%
Net loan charge offs/average loans             -            0.07%        0.08%



Note:  Transmitted on Business Wire on April 22, 2003 at 1:05 p.m. PDT.